Exhibit 10.45

                           AMENDMENT TO AGREEMENT FOR
                              ASSIGNMENT OF LEASES

THIS INSTRUMENT (the "Amendment',) is made and entered as of November 1,

1997, by and between GEO PETROLEUM. INC. ("GEO") and SABA PETROLEUM.

("SABA") with respect to the matters set forth herein.

RECITALS:

I . Pursuit to that "Agreement for Assignment of Leases" (the "Agreement") by and between the parties dated December 19, 1996, Geo agreed to assign to Saba an undivided two-thirds interest in the "Properties" as defined in the Agreement, consists of oil and gas leases, the wells, equipment, and fixtures located thereon, and appurtenant interests, contracts, and rights. Pursuant to that Assignment dated December 20, 1996, and recorded April 23, 1997, as document 97-050381, in the Official Records of Ventura County, California, Geo assigned said two-thirds interest in the Properties to Saba. By letter agreement (the "Extension") dated August 25, 1997, the parties agreed that Saba could extend the period for commencement of drilling operations to no later than November 30, 1997.

2. In order to provide for the orderly and timely development of the Properties, the parties desire that Saba reduce its interest in the Properties to one-third, that Geo's interest be increased to two-thirds, and that the parties continue with performance under the Agreement, as amended hereby. Saba's financial involvement will be reduced in proportion to the reduction of its ownership interest.

AGREEMENT:
     . For and in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

Amendment.

1 . The Agreement is hereby deemed amended by the terms and provisions of this

2. At page 1 of the Agreement, the first, unnumbered paragraph and paragraphs A,
B. and C are amended to provide that the ownership of the Properties shall be and is hereby vested one" third in Saba and two-thirds in Geo, provided that as to Saba's interest Saba shall be required to perform the provisions hereof in order to earn and retain such interest. Saba agrees to assign to Geo an undivided one-third interest in the Properties upon the execution of this Agreement. As a result, the Agreement is hereby deemed modified such that wherever Saba's interest, shares in costs and revenues, and ownership are stated as "two-thirds" ("2/3",), such shall now be deemed to be "one-third" ("1/3",). In the same manner, Geo's interest, shares in costs ant revenues, and



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ownership  shall be deemed to be "two thirds"  ("2/3")  throughout the Agreement and this Amendment.

3. "Paragraph 1. Royalty Purchases" of the Agreement and Paragraph 3 of the Extension are replaced their entirety by the following: Saba has purchased certain overriding royalty and landowners' royalty interests and paid the cost thereof. Geo shall have the option to acquire a two-thirds interest in the royalties described in Exhibit "A" of the Agreement which option shall be exercised only by Geo delivering to Saba a written notice of exercise accompanied by a check representing good funds in an amount equivalent to two-thirds of Saba's total cost of acquisition of the royalties by April l, 1998. If not so exercised, the option shall expire on April l, 1998. The interests of the parties shall be two-thirds to Geo and one-third to Saba with respect to further acquisitions of land, royalties, and mineral interests in the area of mutual interest. Geo shall be the party responsible for making farther acquisitions and notifications of acquisitions.

4. Paragraph 2. "Operations" of the Agreement and paragraphs 2, 4, and 5 of the Extension are replaced in their entirety by the following: Geo shall be the "Operator" under the Agreement, as amended, and the Operating Agreement. Saba shall promptly transfer to Geo all pending applications before all agencies with respect to drilling and operations on the Properties. Geo shall diligently pursue the obtaining of all permits and approvals prerequisite to drilling, obtain a drilling rig and equipment, and prepare for the drilling of the first well. The first well shall be drilled and completed as a SAGD well in the Vaca Tar Sand and commenced, if practicable in the judgment of Geo, no later than March 31, 1998. Geo shall give Saba not less than 30 days written notice prior to the commencement of drilling operations.

S. (a). Paragraphs 3, 4 and 5 of the Agreement are deleted and the following terms shall apply: Commencing November l, 1 g97, each party shall be entitled to receive 50% of the revenues from the Properties and shall pay 50% of the costs, subject to the further provisions hereof. If Saba spends a minimum amount of $5,000,000 with respect to its 50% interest in the conduct of operations on the Properties, pursuant to the Operating Agreement, within five years from November 1, 1997, only then shall Saba earn and retain its one-third interest in the Properties. Geo shall, in its judgment as a prudent Operator, drill SAGD wells with approximately six months between the completion of one and the commencement of operations for the next well. Geo shall bear and pay 50% of the costs during the period that Saba is responsible for 50% of the costs. If and when Saba has spent said $5,000,000, then the parties shall bear and pay the costs of further drilling and the related operations on the basis of two-thirds by Geo and one-third by Saba. As to the wells paid for, in part, by Saba's $5,000,000 expenditure, the parties shall each receive 50% of the total revenues derived from all such wells combined and pay 50% of the costs thereof until their costs have been recovered ("Payout") and thereafter Saba shall own a one-third interest in the Properties and Geo shall own two-thirds. Geo shall Amish Saba with monthly statements of costs of operation, revenue, and all other information required to calculate the Payout status.

(b). Should (a) Saba fail to expend said sum of $5,000,000 within five years from November l, 1997, or (b) prior to the time it has expended said $5,000,000 sum fail to participate for its full interest in a well actually drilled by Geo in accordance with the provisions of


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paragraphs  4 or 5  hereof,  this  agreement  shall  terminate  and  Saba  shall re-assign to Geo all its interests hereunder save and except for (a) the interests acquired by Saba pursuant to paragraph 3 hereof, insofar only as such interests affect and burden the wells in which Saba shall retain its interests, and (b) its interests in the wells and the spacing unit around each well for which Saba has put its share of drilling, and completion costs, and reassignment to Geo conditioned upon Saba's recovery and receipt from Geo of the actual amount of Saba's expenditures on wells in which Saba participated but failed to Filly acquire. The production facilities located outside any spacing unit retained by Saba which are used in connection with the operation of the wells retained by Saba shall be owned, maintained and operated by the parties at a cost equal to the ratio of dollars actually expended by Saba to the sum of $5,000,000, times one-third. Saba shall not retain any interests in any well located outside the retained spacing units and Geo shall be responsible for the operation and/or abandonment of the same.

(c) Should Geo fail to participate in a well actually drilled by Geo in accordance with the provisions of paragraphs 4 or 5 hereof, the terms of the Operating Agreement shall apply

     6. Spacing Unit. Paragraph 6 of the Agreement is deleted and replaced by the following:

To qualify as a spacing unit well, the well must have been designated by Geo as a well to be reworked, recompleted, or drilled, and Saba shall have expended a minimum of $75,000 thereon. The spacing unit shall be in the form of a rectangle from the surface down to all depths, the exterior boundaries of which shall be a distance of one hundred and fifty feet on either side measured from each and of the perforated liner of the spaced unit well.

Should the surface well site and/or portions of the well bore lie outside the confines of any spacing unit created for a well, the well site and well bore shall be considered as part of the spacing unit in which Saba has retained an interest.

7. Paragraph 7 of the Agreement is deleted and replaced by the follov~ng:

Geo and Saba shall be equally responsible for any "pollution liability", consisting of remediation, abatement, liability, find costs associated with hazardous substances on the Properties until Saba shall have completed the expenditure of its $5,000,000 condition or has terminated its continuing interest in the Properties, provided that the parties shall continue to share equally thereafter as to pollution liability incurred through joint operations before such completion. As to pollution liability arising after such completion, Geo shall be responsible for two-thirds and Saba for one-third of such obligation. If Saba has not completed such expenditure, then the obligation shall be borne 100% by Geo as to the areas not retained by Saba, and equally by the parties as to the retained areas until Saba has achieved payout with respect to the same, and by Geo as to two-thirds and Saba as to one-third when payout has been achieved with respect to such areas.

8. Paragraph 8 of the Agreement is deleted and replaced by the following:

i

l



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Mickelson  Land  Services,  Inc.  has  prepared  and  delivered to the parties a detailed title report on the lands and leases comprising the Properties. The parties have examined such description and have determined that there are no title defects as defined in the Agreement or otherwise.

9. Paragraphs 9 through 20 of the Agreement are not amended hereby, except that the address for notice of the parties shall be changed to provide:

Geo Petroleum, Inc.                                                    Also to:
Attn.: Larry R. Burroughs                                              4204 Sand Springs, OK 74063
President and Chief Operating Officer                                  Telephone 918-241-8587
501 Deep Valley Drive, Suite 300                                       Fax 918-241-4825
Rolling Hills Estates, CA 90274
Telephone: 310-265-0721,Fax: 310-265-9452

Saba Petroleum, Inc.
Attn.: Ilyas Chaudhary
Chief Executive Officer
3201 Airpark Drive, No. 201
Santa Maria, CA 93455
Telephone: 805-347-8700
 Fax:          805-347-1072

10. The terms and provisions of the Extension are deemed superseded by this Amendment and canceled, except for any obligations which may have accrued in favor of Geo pursuant to paragraph 6 thereof The period for accrual of losses shall end as of October 31 , 1997.

11 . By executing this Amendment, each of the parties intends to and does hereby extinguish the obligations heretofore existing between them under the Agreement and Extension, as amended hereby. Each of the parties on behalf of itself, its successors, assigns, parent and subsidiary organizations, affiliates, partners, agents, stockholders, employees and representatives hereby fully releases and discharges the other party and that party's successors, assigns, parent and subsidiary organizations, affiliates, partners, agents, stockholders, employees and representatives from all rights, claims, and actions which each party and the above-named successors now have against the other party and the above-named successors, stemming from the Agreement and Extension.

12. (a) In Exhibit A-l to the Agreement, it is provided that certain wells completed in zones, below the Vaca Tar Sand are excluded from the Agreement and are downed owned and ret entirely by Geo in connection with a disposal project operated by Geo. It is agreed that as to certain wells completed in zones below the Vaca Tar Sand, namely the VTSU 1-3, 4-1, 2, and 4-3, Moo reasonably deems that any of the same is not suitable for completion or re-drilling into the Vaca Tar Sand, and so notifies Saba with a period of 30 days for a response from Saba, then Geo may elect to take said well over at its sole cost, risk, ant expense for disposal or other operations not involving production from the Vaca Tar Sand. In such case, Geo shall assume the compete cost and risk of abandons g the well.

l



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b. As to any lands or leases  acquired within the area of mutual  interest,  Geo shall have the sole debt to take over any injection wells not needed for injection of waters produced on the joint lands, and use them in connection with its disposal project, and the sole right to operate commercial disposal operations on the acquired lands.

13. As modified and amended hereby' the Agreement shall be deemed in full force and effect in accordance with its terms.

14. The terms of this agreement shall be binding upon and inure to the benefit of the successors and assign of the parties hereto.

In witness Whereof, the parties have executed this agreement effective the date first written above.

Geo Petroleum, Inc.,                        SABA Petroleum , Inc.
a California corporation            a California corporation


By:____________                             By: ________________
Larry R.Burroughs  Ilyas Chaudhary, Chief Executive Officer
President



When recorded please return
Geo Petroleum, Inc.
501 Deep Valley Drive, Suite 300
Rolling Hills Estates, CA 90274



ASSIGNMENT

Saba Petroleum, Inc., 3201 Airpark Drive, Suite 201, Santa Maria, CA 93455, hereinafter referred to as "Assignor", for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, does hereby assign and convey, WITHOUT WARRANTIES OR COVENANTS OF TITLE. EITHER EXPRESS OR IMPLIED unto Geo Petroleum, Inc., 501 Deep Valley Drive, Suite 300, Rolling Hills, CA 90274, hereinafter referred to as "Assignee", a one-third interest in and to the "Assets" described below and in Exhibit "A" attached hereto and made a part hereof; being one-half of Assignor's right, title and interest in, to and under the "Assets", as follows:

(a) The oil, gas and other mineral leasehold interests described in Exhibit "A" attached hereto and made a part hereof, insofar as such cover and affect the lands, substances and depths described in Exhibit "A";

(b) The wells, equipment and facilities located on the lands described in Exhibit "A" or for use directly in the operation of the interests described in Exhibit "A";

(c) Oil, condensate, and gas produced after the Effective Date, inventory, include "line fill" and inventory below the pipeline connection in tanks, attributable to the interests described in Exhibit "A";

Exhibit "A";

(d) All contracts and agreements concerning the interests described in

(e) All surface use agreements, easements, rights of way, licenses, authorizations, permits, and similar rights and interests applicable to, or used or useful in connection with, any or all of the interests described in Exhibit "A".

     Equipment, wells and personal property located on or used directly in the operation of the Assets are assigned AS IS AND WHERE IS. AND WITHOUT WARRANTY OF
     MERCHANTABILITY. CONDITION OR MASS FOR A PARTICULAR PURPOSE. EITHER EXPRESS OR IMPLIES.

From and after the Closing Date, insofar as an interest in the Assets is conveyed hereby, Assignee agrees to comply with any and all laws, ordinances, rules and regulations with respect to the Assets whale applicable, ordinances, laws, rules and regulations governing the plugging of wells, laws or rules regarding inactive or unplugged wells, including bonding requirements, and the use of explosive in shooting or pulling of casing and tubing. Assignee agrees that it shall properly obtain and maintain all permits required by pubes authorities on the Assets contained herein. Assignee certifies and acknowledges that it has all the necessary licenses under applicable state and federal law to accept this assignment of the property.

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns, forever.



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The terms and conditions  contained  herein shall constitute  covenant.  running with the land, and shall be binding upon, and for the benefit of, the respective successors and assigns of Assignor and Assignee.

     This Assignment is made subject to all of the terms and conditions of that Agreement for Assignment of Leases by and between Geo Petroleum, Inc. and Saba Petroleum, Inc. dated December 19, 1996, as amended by that Amendment to Agreement for Assignment of Leases dated November I, 1997.
This Assignment shall be effective as of November I, 1997 at 7:00 a.m. local time where the Assets are located.

EXECUTED THIS 1st day of November, 1997.

ASSIGNOR:

SABA PETROLEUM, INC.
A California corporation

By: Ilyas Chaudhary
Title:  Chief Executive Officer

ASSIGNEE.

GEO PETROLEUM, INC.
A California corporation

Title:  President

State of Oklahoma)

County of Tulsa )

On this 13th day of November, 1997 personally appeared before me, Larry Burroughs and acknowledged before me, as President of GEO Petroleum, Inc.

My Commission Expires:

     May 25, 2000 Lavern Berry Notary Public
CALIFORNIA ALL~PURPOSE ACKNOWLEDGMENT

STATE OF CALIFORNIA

COUNTY OF SANTA BARBARA

On November 13, 1997 before me, Grant Rodges , Notary Public, personally appeared Ilyas Chaudhary, Chief Executive Officer, Saba Petroleum, Inc. a California corporation, on behalf of such corporation, and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Signature

GRANT RODGES





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Exhibit "A"

Attached to and Made Part of
Assignment of Leases Dated, December I, 1996
Ventura Count, California

Vaca Tar Sand Unit Leases

E.E. Lenox, Singe Man
Lessee:
Raleigh P. Trimble, 04-24-34, Book 426 Page: 241, Part of the Rancho el Rio a la Colonia known as the west 80 acres of the 119.24 acres in subdivisions numbered 53 and 54, lying between the Sturgis Road, the Railroad and the Wolff Road, containing 80 acres.

John Hollis-Lenox and Alice Lenox
Lessee:
Exeter Oil Company
     Ltd and Vaca Oil Company, 06-04-46, Book 777 Page: 232, 39 acres, more or less, out of subdivision 53 Rancho el Rio de Santa Clara o la Colnia W.R Livingston
Lessee:
     Raleigh P. Trimble, 04-26-34, Book 461 Page: 267, 159.5 acres, more or less out of subdivision 53 of Rancho el Rio de Santa Clara o la Colonial
Robert S. Livingston and Mayrie Daily Livingston, his wife
Lessee:
Raleigh P. Trimble, 04 26-34, Book 460 Page: 478, Insofar and only insofar as lease covers 149.10 acres, more or less out of subdivision 53 and 55 of Rancho d Rio de Santa Clara o la Colonia




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                                   Exhibit "A"

                          Attached to and Made Part of
                  Assignment of Leases Dated, December 23, 1996
                           Ventura County, California
Non-Unit Lease
Lessor
Clarence Hunsucker, J Thomas Hunsucker, and Evelyn Hunsucker, AKA Evelyn Hunsucker, AKA Eva Newman Hunsucker, Trustees of the Thomas O Hunsucker Faily Turst, and Clarence W. Hunsucker, as Executor of the Estate of Thomas O Hunsucker deceased

Lesse:
Sun Operating Limited Partnership, 04-02-86, 86-128442, Parcels B C and D of Subdivision 55 of the Rancho El Rio De Santa Clara O'La Colonia in the County of Ventura, State of California according to the map recorded in Book 3 page 112 of maps in the office of the County Recorder of said county. Together with those portions of SSturgis Road Pleasant Valley northwesterly and westerly respectively of the centerline of said roads. EXCEPT that portion of said land lying northerly of the following described line: Beginning at a point in the centerline of Wood Road, distant thereon South 0 23' 58" West 1182.96 feet from the intersection thereof with the westerly prolongation of the northerly line of subdivision 58 of said Rancho: thence, 1st: North 88 48' 34" West 3376.48 feet more or less to a point in the westerly lime of said Subdivision 55.